SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO
(Rule 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR SECTION 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ____)

LEAP WIRELESS INTERNATIONAL, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

CERTAIN OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.0001 PER SHARE,
WITH AN EXERCISE PRICE OF $35.00 OR HIGHER PER SHARE
(Title of Class of Securities)

52186 310 0
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

JAMES E. HOFFMANN, ESQ.
SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
LEAP WIRELESS INTERNATIONAL, INC.
10307 PACIFIC CENTER COURT
SAN DIEGO, CALIFORNIA 92121
(858) 882-6000
(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Filing Person)

COPY TO:
BARRY M. CLARKSON, ESQ.
LATHAM & WATKINS
12636 HIGH BLUFF DRIVE, SUITE 300
SAN DIEGO, CALIFORNIA 92130
(858) 523-5400

CALCULATION OF FILING FEE

Transaction valuation* $20,466,423	Amount of filing fee* $4,094

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 1,328,231 shares of common stock of Leap Wireless International, Inc. having an aggregate value of $20,466,423 as of November 15, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b)(2) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

[ ]	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing party:
Form or Registration No.:	Date Filed:

[ ]	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]	third-party tender offer subject to Rule 14d-1
[X]	issuer tender offer subject to Rule 13e-4
[ ]	going private transaction subject to Rule 13e-3
[ ]	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer [   ]

ITEM 1. SUMMARY TERM SHEET.
ITEM 2. SUBJECT COMPANY INFORMATION.
ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.
ITEM 4. TERMS OF THE TRANSACTION.
ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.
ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.
ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.
ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.
ITEM 10. FINANCIAL STATEMENTS.
ITEM 11. ADDITIONAL INFORMATION.
ITEM 12. EXHIBITS
SIGNATURE
EXHIBIT INDEX
EXHIBIT (A)(1)(I)
EXHIBIT (A)(1)(II)
EXHIBIT (A)(1)(III)
EXHIBIT (A)(1)(IV)
EXHIBIT (A)(1)(V)
EXHIBIT (A)(1)(VI)
EXHIBIT (A)(1)(VII)
EXHIBIT (A)(1)(VIII)
EXHIBIT (A)(1)(IX)
EXHIBIT (A)(1)(X)
EXHIBIT (A)(1)(XI)
EXHIBIT (A)(1)(XII)
EXHIBIT (D)(4)
EXHIBIT (D)(11)
EXHIBIT(D)(17)
EXHIBIT (D)(18)

     This Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission on November 20, 2001, relates to an offer by Leap Wireless International, Inc., a Delaware corporation (“Leap” or the “Company”), to exchange all options outstanding under eligible option plans to purchase shares of Leap’s common stock, par value $0.0001 per share (“Common Stock”), with an exercise price of $35.00 or higher per share, for new options to purchase shares of Common Stock to be granted under eligible option plans, upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Options, dated November 20, 2001 (the “Offer to Exchange”), and the related Form of Election Concerning Exchange of Stock Options (the “Election Form”), which, as amended or supplemented from time to time, together constitute the “Offer.”

ITEM 1. SUMMARY TERM SHEET.

     The information set forth under “Summary Term Sheet” in the Offer to Exchange, attached hereto as Exhibit (a)(1)(i), is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION.

     (a)  The name of the issuer is Leap Wireless International, Inc., a Delaware corporation (“Leap” or the “Company”), the address of its principal executive offices is 10307 Pacific Center Court, San Diego, California 92121, and its telephone number is (858) 882-6000. The information set forth in the Offer to Exchange under Section 11 (“Information Concerning Leap”) is incorporated herein by reference.

     (b)  This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options held by current employees (other than senior vice presidents and higher ranking officers (including executive officers) and directors) to purchase shares of the Company’s Common Stock with an exercise price per share of $35.00 or more that are currently outstanding under any of the following stock option plans or arrangements (the “Eligible Options”) (all such plans, arrangements and assumptions are sometimes hereinafter referred to collectively as the “Eligible Plans”):

(i) our 1998 Stock Option Plan, as amended, and

(ii) the Cricket Communications, Inc. 1999 Stock Option Plan, as amended, which we assumed in June 2000 when we acquired the remaining 5.11% of Cricket Communications Holdings, Inc. we did not already own through a subsidiary merger, for new stock options (the “New Options”) to be granted under the Eligible Plans to purchase shares of the Company’s Common Stock, upon the terms and subject to the conditions described in the Offer to Exchange and the Election Form. Each option holder who chooses to tender any Eligible Options pursuant to the Offer will also be required to tender all options granted to such option holder on or after May 18, 2001, regardless of exercise price and regardless of the option plan under which such options were granted (the “Required Options”).

     If any employee holding Eligible Options does not tender any of his or her Eligible Options at all, the Company will grant any such employee a “Supplemental Option” under the Leap 2001 Non-Qualified Stock Option Plan (the “2001 Plan”) to purchase shares of the Company’s Common Stock so long as the employee continues to be employed by Leap or one of its subsidiaries through the grant date of the Supplemental Option. The Company expects to grant Supplemental Options in December 2001 to individuals who do not tender any of their Eligible Options for exchange. Each Supplemental Option will have an exercise price per share equal to the last reported sale price of the Company’s Common Stock on the Nasdaq National Market on the grant date. The number of shares of Common Stock for which each such Supplemental Option will be granted will be specified in an individual option summary to be distributed to each employee holding Eligible Options. The information set forth in the Offer to Exchange on the introductory pages and under “Summary Term Sheet,” Section 1 (“Number of Options; Expiration Date”), Section 3 (“Status of Eligible Options Not Exchanged; Supplemental Options”), Section 6 (“Acceptance of Options for Exchange and Issuance of New Options”) and Section 9 (“Source and Amount of Consideration; Terms of New Options”) is incorporated herein by reference.

     (c)  The information set forth in the Offer to Exchange under Section 8 (“Price Range of Common Stock Underlying the Options”) is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

     (a)  Leap is the filing person. The information set forth under Item 2(a) above is incorporated herein by reference. The information set forth in Schedule I to the Offer to Exchange is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

     (a)  The information set forth in the Offer to Exchange on the introductory pages and under “Summary Term Sheet,” Section 1 (“Number of Options; Expiration Date”), Section 3 (“Status of Eligible Options Not Exchanged; Supplemental Options”), Section 4 (“Procedures for Tendering Options”), Section 5 (“Withdrawal Rights”), Section 6 (“Acceptance of Options for Exchange and Issuance of New Options”), Section 7 (“Conditions of the Offer”), Section 9 (“Source and Amount of Consideration; Terms of New Options”), Section 10 (“New Options and Supplemental Options Will Have Substantially the Same Terms as Eligible and Required Options”), Section 13 (“Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer”), Section 14 (“Legal Matters; Regulatory Approvals”), Section 15 (“Material U.S. Federal Income Tax Consequences”), Section 16 (“Extension of the Offer; Termination; Amendment”), and Section 19 (“Miscellaneous”) is incorporated herein by reference.

     (b)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND ARRANGEMENTS.

     (e)  The information set forth in the Offer to Exchange under Section 11 (“Information Concerning Leap”) and Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

     (a)  The information set forth in the Offer to Exchange under Section 2 (“Purpose of the Offer”) is incorporated herein by reference.

     (b)  The information set forth in the Offer to Exchange under Section 6 (“Acceptance of Options for Exchange and Issuance of New Options”) and Section 13 (“Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer”) is incorporated herein by reference.

     (c)  The information set forth in the Offer to Exchange under Section 2 (“Purpose of the Offer”) is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     (a)  The information set forth in the Offer to Exchange under Section 9 (“Source and Amount of Consideration; Terms of New Options”) and Section 17 (“Fees and Expenses”) is incorporated herein by reference.

     (b)  The information set forth in the Offer to Exchange under Section 7 (“Conditions of the Offer”) is incorporated herein by reference.

     (d)  Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

     (a)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

     (b)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) is incorporated herein by reference.

ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

     (a)  Not applicable.

ITEM 10. FINANCIAL STATEMENTS.

     (a)  The information set forth in the Offer to Exchange under Section 11 (“Information Concerning Leap”) and Section 18 (“Additional Information”); pages 46 through 87 of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2000; pages 9 through 25 of the Company’s Amendment No. 1 to Annual Report on Form 10-K for its fiscal year ended December 31, 2000; and pages 3 through 19 of the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, is incorporated herein by reference.

     (b)  Not applicable.

ITEM 11. ADDITIONAL INFORMATION.

     (a)  The information set forth in the Offer to Exchange under Section 12 (“Interests of Directors and Officers; Transactions and Arrangements Concerning the Options”) and Section 14 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

     (b)  Not applicable.

ITEM 12. EXHIBITS

(a)(1)(i)	Offer to Exchange Certain Outstanding Options, dated November 20, 2001.
(a)(1)(ii)	Form of Election Concerning Exchange of Stock Options.
(a)(1)(iii)	Memorandum to Leap Wireless International, Inc. Employees from Harvey P. White, Chairman and Chief Executive Officer, dated November 20, 2001.
(a)(1)(iv)	E-mail Communication to Leap Wireless International, Inc. Employees, dated November 20, 2001.
(a)(1)(v)	E-mail Communication to Leap Wireless International, Inc. Employees to be delivered on or around December 5, 2001.
(a)(1)(vi)	Form of E-mail Communication to Tendering Option Holders.
(a)(1)(vii)	Form of E-mail Communication to Rejected Tendering Option Holders.
(a)(1)(viii)	Form of Rights Letter to Tendering Option Holders.
(a)(1)(ix)	Form of E-mail Communication to Non-Tendering Option Holders.
(a)(1)(x)	Form of Memorandum Concerning Supplemental Options.
(a)(1)(xi)	Company Press Release Announcing the Offer.
(a)(1)(xii)	Company Script for Webcast First Available November 20, 2001.
(a)(1)(xiii)	Leap Wireless International, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on March 2, 2001, and incorporated herein by reference.

(a)(1)(xiv)	Leap Wireless International, Inc. Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on June 28, 2001, and incorporated herein by reference.
(a)(1)(xv)	Leap Wireless International, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.
(a)(1)(xvi)	Leap Wireless International, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed with the Securities and Exchange Commission on August 14, 2001, and incorporated herein by reference.
(a)(1)(xvii)	Leap Wireless International, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, as filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(b)	Not applicable.
(d)(1)	1998 Stock Option Plan, as amended through April 13, 1999. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the SEC on July 15, 1999, and incorporated herein by reference.
(d)(2)	Form of non-qualified/incentive stock option under the 1998 Stock Option Plan. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(3)	Form of non-qualified stock option under the 1998 Stock Option Plan granted to QUALCOMM Incorporated option holders in connection with the distribution of Leap’s common stock. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(4)	Form of Cancellation/Regrant Program Stock Option Grant Notice under the 1998 Stock Option Plan.
(d)(5)	Leap Wireless International, Inc. 1998 Employee Stock Purchase Plan, as amended. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460), dated April 24, 2001, and incorporated herein by reference.
(d)(6)	Form of Leap’s 1998 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(7)	Form of non-qualified stock option under the 1998 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(8)	Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.). Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.

(d)(9)	Amendment No. 1 to 1999 Stock Option Plan of Cricket Communications, Inc. (now known as Cricket Communications Holdings, Inc.). Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.
(d)(10)	Form of non-qualified/incentive stock option under the Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.). Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(11)	Form of Cancellation/Regrant Program Stock Option Grant Notice under the Cricket Communications, Inc. 1999 Stock Option Plan.
(d)(12)	Executive Officer Deferred Stock Plan. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-94389), dated January 11, 2000, and incorporated herein by reference.
(d)(13)	2000 Stock Option Plan. Filed as an exhibit to Leap’s Current Report on Form 8-K, dated September 28, 2000, and incorporated herein by reference.
(d)(14)	Form of non-qualified/incentive stock option under the 2000 Stock Option Plan. Filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 2, 2001, and incorporated herein by reference.
(d)(15)	Leap Wireless International, Inc. 2001 Executive Officer Deferred Bonus Stock Plan. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460), dated April 24, 2001, and incorporated herein by reference.
(d)(16)	Leap Wireless International, Inc. 2001 Non-Qualified Stock Option Plan. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(17)	Form of non-qualified stock option under the 2001 Non-Qualified Stock Option Plan.
(d)(18)	Form of Cancellation/Regrant Program Stock Option Grant Notice under the 2001 Non-Qualified Stock Option Plan.
(d)(19)	Leap Wireless International, Inc. Restricted Stock Purchase Agreements with Thomas MacIsaac, David Maquera and Jeb Spencer. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460), dated April 24, 2001, and incorporated herein by reference.
(d)(20)	Employment offer letter to Susan G. Swenson from Leap, dated July 9, 1999. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(21)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Harvey P. White. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(22)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Susan G. Swenson. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.

(d)(23)	Change in Control Agreement, dated as of March 7, 2001, between Leap and James E. Hoffmann. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(24)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Stewart D. Hutcheson. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(25)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Daniel O. Pegg. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(26)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Leonard C. Stephens. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(27)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Thomas D. Willardson. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(28)	Letter, dated as of May 5, 1999, from QUALCOMM Incorporated to Leap. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.
(d)(29)	Superceding Warrant, dated as of August 9, 1999, issued to QUALCOMM Incorporated. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(30)	Form of Voting Agreement, dated as of August 9, 1999, between Leap and various officers and directors of QUALCOMM Incorporated. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(31)	Amended and Restated Agreement Concerning Share Ownership, dated as of August 4, 1999, between Leap and QUALCOMM Incorporated. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(32)	Rights Agreement, dated as of September 14, 1998, between Leap and Harris Trust Company of California. Filed as an exhibit to Leap’s Current Report on Form 8-K, dated September 14, 1998, and incorporated herein by reference.
(d)(33)	First Amendment to Rights Agreement, dated as of February 8, 2000, between Leap and Harris Trust Company of California. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.
(d)(34)	Second Amendment to Rights Agreement, dated as of March 30, 2000, between Leap and Harris Trust Company of California. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.
(d)(35)	Warrant Agreement, dated as of February 23, 2000, by and between Leap and State Street Bank and Trust Company (including Form of Warrant Certificate). Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.

(d)(36)	Warrant Registration Rights Agreement, dated as of February 23, 2000, by and between Leap and Morgan Stanley & Co. Incorporated. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(37)	Trust Indenture, dated as of February 23, 2000, by and among Leap, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company (including Forms of Notes). Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(38)	Supplemental Indenture, dated as of June 13, 2000, by and among Cricket Merger Sub, Inc., Leap, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.
(d)(39)	Pledge Agreement, dated as of February 23, 2000, by and between Leap and State Street Bank and Trust Company. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(40)	Registration Rights Agreement, dated February 23, 2000, by and among Leap, Cricket Communications Holdings, Inc. and Morgan Stanley & Co. Incorporated. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(41)	Amended and Restated Common Stock Purchase Agreement, effective as of December 20, 2000, by and between Leap and Acqua Wellington North American Equities Fund, Ltd. Filed as an exhibit to Leap’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-45388), and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	November 20, 2001	LEAP WIRELESS INTERNATIONAL, INC.

		By:	/s/ JAMES E. HOFFMANN Name: James E. Hoffmann Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

(a)(1)(i)	Offer to Exchange Certain Outstanding Options, dated November 20, 2001.
(a)(1)(ii)	Form of Election Concerning Exchange of Stock Options.
(a)(1)(iii)	Memorandum to Leap Wireless International, Inc. Employees from Harvey P. White, Chairman and Chief Executive Officer, dated November 20, 2001.
(a)(1)(iv)	E-mail Communication to Leap Wireless International, Inc. Employees, dated November 20, 2001.
(a)(1)(v)	E-mail Communication to Leap Wireless International, Inc. Employees to be delivered on or around December 5, 2001.
(a)(1)(vi)	Form of E-mail Communication to Tendering Option Holders.
(a)(1)(vii)	Form of E-mail Communication to Rejected Tendering Option Holders.
(a)(1)(viii)	Form of Rights Letter to Tendering Option Holders.
(a)(1)(ix)	Form of E-mail Communication to Non-Tendering Option Holders.
(a)(1)(x)	Form of Memorandum Concerning Supplemental Options.
(a)(1)(xi)	Company Press Release Announcing the Offer.
(a)(1)(xii)	Company Script for Webcast First Available November 20, 2001.
(a)(1)(xiii)	Leap Wireless International, Inc. Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on March 2, 2001, and incorporated herein by reference.
(a)(1)(xiv)	Leap Wireless International, Inc. Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on June 28, 2001, and incorporated herein by reference.
(a)(1)(xv)	Leap Wireless International, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.
(a)(1)(xvi)	Leap Wireless International, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed with the Securities and Exchange Commission on August 14, 2001, and incorporated herein by reference.
(a)(1)(xvii)	Leap Wireless International, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, as filed with the Securities and Exchange Commission on November 13, 2001 and incorporated herein by reference.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.

(b)	Not applicable.
(d)(1)	1998 Stock Option Plan, as amended through April 13, 1999. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 1999, as filed with the SEC on July 15, 1999, and incorporated herein by reference.
(d)(2)	Form of non-qualified/incentive stock option under the 1998 Stock Option Plan. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(3)	Form of non-qualified stock option under the 1998 Stock Option Plan granted to QUALCOMM Incorporated option holders in connection with the distribution of Leap’s common stock. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(4)	Form of Cancellation/Regrant Program Stock Option Grant Notice under the 1998 Stock Option Plan.
(d)(5)	Leap Wireless International, Inc. 1998 Employee Stock Purchase Plan, as amended. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460), dated April 24, 2001, and incorporated herein by reference.
(d)(6)	Form of Leap’s 1998 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(7)	Form of non-qualified stock option under the 1998 Non-Employee Directors’ Stock Option Plan. Filed as an exhibit to Leap’s Registration Statement on Form 10, as amended (File No. 0-29752), and incorporated herein by reference.
(d)(8)	Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.). Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(9)	Amendment No. 1 to 1999 Stock Option Plan of Cricket Communications, Inc. (now known as Cricket Communications Holdings, Inc.). Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.
(d)(10)	Form of non-qualified/incentive stock option under the Cricket Communications, Inc. 1999 Stock Option Plan (now known as Cricket Communications Holdings, Inc.). Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(11)	Form of Cancellation/Regrant Program Stock Option Grant Notice under the Cricket Communications, Inc. 1999 Stock Option Plan.
(d)(12)	Executive Officer Deferred Stock Plan. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-94389), dated January 11, 2000, and incorporated herein by reference.
(d)(13)	2000 Stock Option Plan. Filed as an exhibit to Leap’s Current Report on Form 8-K, dated September 28, 2000, and incorporated herein by reference.

(d)(14)	Form of non-qualified/incentive stock option under the 2000 Stock Option Plan. Filed as an exhibit to Leap’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC on March 2, 2001, and incorporated herein by reference.
(d)(15)	Leap Wireless International, Inc. 2001 Executive Officer Deferred Bonus Stock Plan. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460), dated April 24, 2001, and incorporated herein by reference.
(d)(16)	Leap Wireless International, Inc. 2001 Non-Qualified Stock Option Plan. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(17)	Form of non-qualified stock option under the 2001 Non-Qualified Stock Option Plan.
(d)(18)	Form of Cancellation/Regrant Program Stock Option Grant Notice under the 2001 Non-Qualified Stock Option Plan.
(d)(19)	Leap Wireless International, Inc. Restricted Stock Purchase Agreements with Thomas MacIsaac, David Maquera and Jeb Spencer. Filed as an exhibit to Leap’s Registration Statement on Form S-8 (File No. 333-59460), dated April 24, 2001, and incorporated herein by reference.
(d)(20)	Employment offer letter to Susan G. Swenson from Leap, dated July 9, 1999. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(21)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Harvey P. White. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(22)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Susan G. Swenson. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(23)	Change in Control Agreement, dated as of March 7, 2001, between Leap and James E. Hoffmann. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(24)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Stewart D. Hutcheson. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(25)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Daniel O. Pegg. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(26)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Leonard C. Stephens. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.
(d)(27)	Change in Control Agreement, dated as of March 7, 2001, between Leap and Thomas D. Willardson. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q, as filed with the SEC on May 15, 2001, and incorporated herein by reference.

(d)(28)	Letter, dated as of May 5, 1999, from QUALCOMM Incorporated to Leap. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 28, 1999, as filed with the SEC on April 14, 1999, and incorporated herein by reference.
(d)(29)	Superceding Warrant, dated as of August 9, 1999, issued to QUALCOMM Incorporated. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(30)	Form of Voting Agreement, dated as of August 9, 1999, between Leap and various officers and directors of QUALCOMM Incorporated. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(31)	Amended and Restated Agreement Concerning Share Ownership, dated as of August 4, 1999, between Leap and QUALCOMM Incorporated. Filed as an exhibit to Leap’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-64459), dated August 10, 1999, and incorporated herein by reference.
(d)(32)	Rights Agreement, dated as of September 14, 1998, between Leap and Harris Trust Company of California. Filed as an exhibit to Leap’s Current Report on Form 8-K, dated September 14, 1998, and incorporated herein by reference.
(d)(33)	First Amendment to Rights Agreement, dated as of February 8, 2000, between Leap and Harris Trust Company of California. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.
(d)(34)	Second Amendment to Rights Agreement, dated as of March 30, 2000, between Leap and Harris Trust Company of California. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, as filed with the SEC on July 17, 2000, and incorporated herein by reference.
(d)(35)	Warrant Agreement, dated as of February 23, 2000, by and between Leap and State Street Bank and Trust Company (including Form of Warrant Certificate). Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(36)	Warrant Registration Rights Agreement, dated as of February 23, 2000, by and between Leap and Morgan Stanley & Co. Incorporated. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(37)	Trust Indenture, dated as of February 23, 2000, by and among Leap, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company (including Forms of Notes). Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(38)	Supplemental Indenture, dated as of June 13, 2000, by and among Cricket Merger Sub, Inc., Leap, Cricket Communications Holdings, Inc. and State Street Bank and Trust Company. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC on November 14, 2000, and incorporated herein by reference.
(d)(39)	Pledge Agreement, dated as of February 23, 2000, by and between Leap and State Street Bank and Trust Company. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.

(d)(40)	Registration Rights Agreement, dated February 23, 2000, by and among Leap, Cricket Communications Holdings, Inc. and Morgan Stanley & Co. Incorporated. Filed as an exhibit to Leap’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, as filed with the SEC on April 14, 2000, and incorporated herein by reference.
(d)(41)	Amended and Restated Common Stock Purchase Agreement, effective as of December 20, 2000, by and between Leap and Acqua Wellington North American Equities Fund, Ltd. Filed as an exhibit to Leap’s Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-45388), and incorporated herein by reference.
(g)	Not applicable.
(h)	Not applicable.